EXHIBIT 99.1

Align Technology Announces $200 Million Accelerated Stock Repurchase Program

Joe Hogan, president and CEO, intends to personally purchase $1.0 million of Align’s common stock

SAN JOSE, Calif., July 31, 2019 (GLOBE NEWSWIRE) -- Align Technology, Inc. (NASDAQ: ALGN) announced that it has entered into an accelerated stock repurchase agreement ("ASR") with Morgan Stanley & Co. LLC (“Morgan Stanley”), to repurchase $200 million of Align's common stock as part of Align's $600 million stock repurchase program announced on May 23, 2018.

Under the terms of the ASR, Align will receive an initial delivery of approximately 689,000 shares. The final number of shares to be repurchased will be based on Align's volume-weighted average stock price during the term of the ASR transaction, less an agreed upon discount. The ASR transaction is expected to be completed approximately three months from July 30, 2019 and will be funded with Align’s cash on hand.  As of June 30, 2019, Align had approximately 79.9 million shares outstanding and $765.9 million in cash, cash equivalents and short-term and long-term investments.

In addition to the ASR, Align announced that Joe Hogan, president and CEO, intends to personally purchase $1.0 million of Align’s common stock.

About Align Technology, Inc.
Align Technology designs and manufactures the Invisalign® system, the most advanced clear aligner system in the world, and iTero® intraoral scanners and services. Align’s products help dental professionals achieve the clinical results they expect and deliver effective, cutting-edge dental options to their patients. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about iTero digital scanning system, please visit www.itero.com.

Forward-Looking Statement
This news release contains forward-looking statements including statements regarding the expected completion date of the ASR transaction, the number of shares of common stock that will be initially delivered to Align under the ASR transaction, Align's expectation that it will finance the ASR transaction with cash on hand and Mr. Hogan’s intention to purchase shares of common stock. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement.

These and other risks are detailed from time to time in Align's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the Securities and Exchange Commission (SEC) on February 28, 2019 and its latest Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which was filed with the SEC on May 2, 2019. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Investor Relations Contact	Press Contact
Madelyn Homick	Shannon Mangum Henderson
Align Technology, Inc.	Ethos Communication, Inc.
(408) 470-1180	(678) 261-7803
mhomick@aligntech.com	align@ethoscommunication.com